Exhibit 21.1

SUBSIDIARIES OF CYPRESS SEMICONDUCTOR CORPORATION

Name	Jurisdiction of Incorporation or Formation

Spansion International IP, Inc.	Cayman Islands

Spansion LLC	Delaware